Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Enterprise Management Plan and 2014 Stock Incentive Plan of Quotient Limited of our report dated January 21, 2014, except for the retroactive effect of the consolidation of 100 outstanding ordinary shares into 32 new ordinary shares as described in paragraph 5 of Note 1, as to which the date is April 14, 2014, with respect to the financial statements of Quotient Limited included in its Registration Statement (Form S-1 No. 333-194390), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Belfast, United Kingdom

April 25, 2014